EXHIBIT 99.1




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                                                                  P.O. Box 34598
                                                             Bethesda, MD  20817
[LOGO]
                                                              Ph:   301.564.4400
                                                              Fax:  301.961.1991
                                                       Email:  alpha1bio@aol.com


                                  November 1999

Dear Stockholder:

     As you know, Alpha 1 Biomedicals, Inc. indicated in its last quarterly report, filed with the SEC in August 1998, that we were suspending research and development activities pending our raising additional capital to pay creditors and fund ongoing operations. Since that time, we have conducted limited operations as we continue to face significant financial hurdles. For example, we have experienced a 67% decrease in value of one of our primary assets, SciClone Pharmaceutical, Inc. common stock, which we received in exchange for our royalty rights pertaining to sales of Thymosin alpha 1. We had intended to use proceeds from the sale of this stock to pay current liabilities and temporarily fund operations.

     During the past year, we have been focusing on all possible options available to re-establish our research and development operations. In August 1999, our president resigned and we subsequently retained a group of outside consultants to advise us on the most viable approaches for raising the necessary capital to continue in business and developing our technology. These consultants have significant operational, legal, and financial experience and are currently in the process of reviewing all pertinent company materials and research activities, including research being conducted at the National Institutes of Health on Thymosin beta 4. The consultants will present recommendations and a business plan to Alpha's Board of Directors as soon as they have completed their analysis. Please be assured that we are continuing to explore all capital raising opportunities available to us.

     We have a substantial amount of hard work ahead of us and we anticipate it will take at least throughout the rest of 1999 and into the first quarter of 2000 to develop and implement a new business plan. There is no assurance we can overcome many of the difficult obstacles we face in order to continue as a viable entity. As a fellow stockholder, I intend to do everything in my power to give us the best opportunity to succeed.

Sincerely,

Dr. Allan L. Goldstein
Chairman and CEO